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                                                                Exhibit No. 99.1

NEWS RELEASE


Piedmont Natural Gas Modifies Outlook for Fiscal 2002
Warm Weather Affecting Earnings

Charlotte, NC, Feb. 14, 2002/PRNewswire/--Piedmont Natural Gas (NYSE:PNY) today said its earnings for the first quarter ended January 31, 2002, are expected to be in the range of $1.25 to $1.30 per share diluted and between $1.90 and $2.00 for the fiscal year ending October 31, 2002. The Company's prior earnings guidance was between $2.10 and $2.20 per share for the fiscal year.

During the first quarter, the Company experienced weather that was 23% warmer-than-normal and 33% warmer than the same period last year. "We experienced record cold weather during November and December of 2000 compared with record warm weather during the same months of 2001. Such severe swings in the weather from year-to-year will contribute to the earnings comparisons," commented Ware Schiefer, President and CEO. "The combination of warm weather, weak economic conditions and lower consumer demand has adversely impacted our outlook," he said.

"On a positive note, we continue to experience good customer growth that significantly exceeds the national average rate," said Schiefer. "Further, with the warmer winter weather and lower natural gas costs compared with last winter, our customers should not experience as much difficulty paying their gas bills."

Piedmont will release financial results for the 2002 first fiscal quarter during market hours on February 22. The Company will host a conference call on February 25 at 2:30 p.m. ET to review the first quarter results. You may access the live broadcast or a replay by visiting the Investor Relations area of the Piedmont website at www.piedmontng.com and clicking on the webcast link.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties, including, but not limited to, regulatory issues, allowed rates of return, rate structure, deregulation, unanticipated impacts of regulatory restructuring, increased competition in the energy industry, industrial, commercial and residential growth in our service territories, results of financing efforts, economic and capital market conditions, changes in the availability and price of natural gas, changes in demographic patterns and weather conditions, potential loss of large-volume industrial customers due to bypass or shift to competitive contracts, our ability



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to meet internal performance goals, changes in environmental requirements and cost of compliance, the capital-intensive nature of our business, and risks associated with earnings of our equity investments. We give no assurances that those expectations will be achieved. These statements reflect expectations as of the time they are made and we assume no duty to update these statements should expectations change. More information about the risks and uncertainties relating to these forward-looking statements may be found in Piedmont's SEC filings, which are available on the SEC's website at www.sec.gov.

Piedmont Natural Gas is an energy and services company primarily engaged in the distribution of natural gas to 710,000 residential, commercial and industrial customers in North Carolina, South Carolina and Tennessee. The Charlotte-based company is the second-largest natural gas utility in the Southeast. Piedmont is also invested in a number of non-utility, energy-related businesses including companies involved in unregulated retail natural gas and propane marketing, and interstate and intrastate natural gas storage and transportation. More information about Piedmont Natural Gas is available on the Internet at http://www.piedmontng.com.



















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